Exhibit 10.27

K‑Series Unit Award Certificate
Limited Partner Interests
Limited Partner:

Award Date:

K‑Series Shares:

Net Settlement:	Yes No

No Fee Period:

Acceptance and Agreement
Reference is made to the Amended and Restated Limited Partnership Agreement, dated December 24, 2025 (as amended, from time to time, the “Partnership Agreement”), of KKR Associates K‑Series Holdings L.P. (the “Partnership”).  Capitalized terms used but not defined in this K‑Series Unit Award Certificate (this “Certificate”) have the meanings given to them in the Partnership Agreement, and, to the extent not set forth therein, the Amended and Restated Limited Partnership Agreement, dated December 26, 2018 (as amended, from time to time), of KKR Associates Reserve L.P. (the “Reserve Partnership”).

As an existing limited partner of the Reserve Partnership, you have been offered the opportunity to receive Limited Partner interests in the Partnership with respect to the number and kind of K‑Series Shares held by the Partnership as set forth above (the “Award”).  The Limited Partner interests and the Award are subject to the terms and conditions set forth in the Partnership Agreement and this Certificate, including the terms and conditions set forth in Appendix A hereto.

In order to accept the Award, please check the boxes below to indicate your agreement to be bound by the Partnership Agreement and this Certificate.  Checking the boxes below and submitting this document electronically will be the legal equivalent of having duly executed this document with your handwritten signature and delivering it to the Partnership.

By checking this box, I agree to be legally bound, as a Limited Partner, by all of the terms and conditions of the Partnership Agreement, a copy of which has been made available to me in the Documents section of the Investor Portal.  I represent and warrant to the Partnership that (i) my agreement to be bound by the Partnership Agreement is fully valid and enforceable; (ii) I am acquiring my interests as a Limited Partner in the Partnership as a principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Limited Partner interests in the Partnership; and (iii) I have such knowledge and experience in financial and business matters such that I am capable of evaluating the risks of acquiring my Limited Partner interests in the Partnership.

By checking this box, I accept the Award and acknowledge that the Award is subject to all of the terms and conditions set forth in Appendix A hereto.
Appendix A

Terms and Conditions
Subject to the acceptance of and agreement to be bound by the Partnership Agreement and this Certificate by the Limited Partner identified on the first page of this Certificate (the “Recipient”), the general partner of the Partnership (the “General Partner”) shall confirm that the Recipient has received from the Reserve Partnership the Award as set forth in this Certificate effective as of the Award Date.

All references to Recipient in this Certificate shall include all of the Recipient’s Affiliates, as necessary in order to give full effect to the provisions set forth herein, including references to an individual having Employment (as defined below) with the KKR Group if the Recipient is a trust or other estate planning vehicle of such individual.

1          Definitions
The capitalized terms below have the following definitions for purposes of this Certificate.

“Cause” means, with respect to the Recipient, the occurrence or existence of any of the following as determined in good faith by the General Partner or the Designated Service Recipient (as defined below): (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Recipient against any member of the KKR Group (including the Corporation) or a Portfolio Company, (ii) (A) a Regulatory Violation or (B) an action or omission that is reasonably expected to result in a Regulatory Violation, that harms or would harm, or otherwise has or would have an adverse effect on, in any material respect (x) the business or reputation of any member of the KKR Group and/or (y) the ability of the Recipient to function lawfully as an employee or consultant with respect to any member of the KKR Group (including any similar association determined by the General Partner to constitute employment or engagement for purposes of this Certificate) or in any similar capacity, or (iii) a material breach by the Recipient of a material provision of any Written Policies & Agreements or the deliberate failure by the

1          “Regulatory Violation” means, with respect to the Recipient (i) a conviction of the Recipient, based on a trial or by an accepted plea of guilt or nolo contendere, of any felony or misdemeanor involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery or similar misconduct, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Recipient in any settlement agreement) that the Recipient has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Recipient in any settlement agreement) that the Recipient has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

2          “Written Policies & Agreements” means with respect to (i) any Recipient having an Employment relationship with a member of the KKR Group, the written policies of the KKR Group included in its employee manual, code of ethics and confidential information and information barrier policies and procedures and other documents relating to the Recipient’s Employment with the KKR Group, as applicable, and any agreements between the Recipient and a member of the KKR Group relating to the Recipient’s Employment with the KKR Group, including but not limited to an employment agreement, if any, and this Confidentiality and Restrictive Covenant Agreement, and (ii) any Recipient having an Employment relationship with a consultant or service provider (as approved by the Designated Service Recipient) that is not a member of the KKR Group, the written policies of the KKR Group included in its code of ethics and confidential information and information barrier policies and procedures and other documents of the KKR Group relating to the Recipient’s services to the KKR Group, as applicable, and any agreements between the Recipient or such consultant or service provider, on the one hand, and any member of the KKR Group, on the other, relating to Recipient’s services to the KKR Group, including but not limited to a consulting agreement.

Recipient to perform the Recipient’s duties to the KKR Group, provided that in the case of this clause (iii), the Recipient has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Recipient has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure, provided that the Recipient is then working diligently to cure such breach or failure, and provided further, that if such breach or failure is not capable of being cured, the notice given to the Recipient may contain a date of termination that is earlier than 15 days after the date of such notice.  The General Partner and the Recipient intend that this definition should conform to the definition of “Cause” contained in any of the Recipient’s Grant Agreements executed after the date of this Certificate to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized, but not obligated, to apply any changes therein occurring after the date of this Certificate to this definition with respect to such Recipient without requiring such Recipient’s consent pursuant to this Certificate or the Partnership Agreement.

“Confidentiality and Restrictive Covenant Agreement” means the Confidentiality and Restrictive Covenant Agreement attached hereto as Appendix B, which for all purposes shall be deemed a material part of the terms and conditions of this Appendix A. The General Partner and the Recipient intend that the Confidentiality and Restrictive Covenant Agreement attached hereto should conform to the Confidentiality and Restrictive Covenant Agreement attached to any of the Recipient’s Grant Agreements executed after the date of this Certificate to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner is authorized, but not obligated, to apply any changes therein occurring after the date of this Certificate to the Confidentiality and Restrictive Covenant Agreement herein with respect to such Recipient without requiring such Recipient’s consent pursuant to this Certificate or the Partnership Agreement.

“Corporation” means KKR & Co. Inc. (and its successors).

“Designated Service Recipient” means the applicable member of the KKR Group that employs or engages the Recipient or with which the Recipient is similarly associated.

“Employment” means the Recipient’s employment or engagement (including any similar association determined by the General Partner to constitute employment or engagement for purposes of this Certificate) with (i) a member of the KKR Group or (ii) any consultant or service provider that provides services to any member of the KKR Group; provided that in the case of clause (ii), the services provided by service provider must be approved in writing by such General Partner, in its sole discretion, in order to qualify as “Employment” for this Certificate.  The General Partner and the Recipient intend that this definition should conform to the definition of “Employment” contained in any of the Recipient’s Grant Agreements executed after the date of this Certificate to the extent determined by the General Partner, in its sole discretion, to conform to such Grant Agreement, and the General Partner are authorized to apply any changes therein occurring after the date of this Certificate to this definition with respect to such Recipient without requiring such Recipient’s consent pursuant to this Certificate or the Partnership Agreement.

“Employment End Date” means, as selected by the General Partner, in its sole discretion, (i) the date on which the Recipient’s Employment terminates for any reason, (ii) the date on which a notice of termination of the Recipient’s Employment is provided by either the Recipient or any member of the KKR Group, or (iii) any date in between the dates referenced in clauses (i) or (ii).

“Grant Agreement” means, with respect to the Recipient, any equity award agreement accepted by such Recipient under the Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan, as it may be amended or restated from time to time, or any other equity incentive plan of the Corporation.

“KKR Group” means (i) the Corporation, (ii) any direct or indirect subsidiaries of KKR & Co. Inc., including but not limited to KKR Group Partnership L.P. and its direct and indirect subsidiaries (not including Portfolio Companies), (iii) the Partnership, the Reserve Partnership and KKR Associates Holdings L.P. and their respective general partners and successors, and their respective direct and indirect subsidiaries, and (iv) any investment fund, account or vehicle that is managed, advised or sponsored by any direct or indirect subsidiary of the Corporation.

“Misconduct” means, as determined by the General Partner in its sole discretion, any misconduct (including misconduct involving moral turpitude) by the Recipient, regardless of whether or not during or in the course of the Recipient’s Employment, that could reasonably be expected to result in reputational harm or material injury to any member of the KKR Group (including the Corporation or a Portfolio Company).

“Portfolio Company” means any investment by any member of the KKR Group in portfolio companies, joint ventures, or other equity stakes in third parties.

2           Ownership and Vesting

  (a)  The Award is a Limited Partner interest in the Partnership only.  The Recipient is not the record holder of any K‑Series Shares subject to the Award.  The Partnership shall be entitled to exercise all voting rights with respect to the K‑Series Shares underlying the Award, and the General Partner shall be entitled to vote such K‑Series Shares in the General Partner’s sole discretion.

  (b)  The Award is not subject to any vesting condition. However, the Award is conditioned upon and subject to the Recipient’s agreement to be bound by, and continued compliance with, the Recipient’s Confidentiality and Restrictive Covenant Agreement.

3           Net Settlement and Tax Matters
  (a)  If this Award is designated as being subject to Net Settlement on the first page of this Certificate, then the General Partner shall be authorized to convert a number of K-Series Shares (based on the kind of K-Series Shares, in each case, selected by the General Partner in its sole discretion), in order to deliver to the Recipient thereof an amount of cash that may be used by the Recipient to satisfy the Recipient’s tax obligations in respect to the receipt of this Award.  The General Partner is authorized to assume in good faith an income tax rate that the General Partner determines, from time to time, to be applicable for the Recipient’s receipt of taxable income, if any, arising from the Recipient’s receipt of the Award. The General Partner is permitted to make any reasonable assumptions based on the facts and circumstances known to the General Partner at the time of its determination and is not required to make any further investigation thereof or to revise its determination based on any facts or circumstances discovered after the time of its determination.

  (b)  Notwithstanding anything herein to the contrary, the General Partner may withhold distributions or portions thereof to the Recipient if it is required to do so by any applicable Law.  Nothing contained in this Certificate or the Partnership Agreement shall limit the ability of the General Partner in its sole discretion to withhold differing percentages from one or more Limited Partners of any amounts otherwise distributable to such Limited Partners.

  (c)  Any determination or estimation made by the General Partner pursuant to this Section 3 shall be conclusive and binding absent bad faith.

4           Fees and Carry

  (a)  The Recipient shall not bear any management fees, performance fees or carried interest (“Fees”) with respect to the Award or the K‑Series Shares underlying the Award, except as provided in Section 4(b) below.

  (b)  The General Partner may, in its sole discretion, require the Recipient to bear Fees (in any combination or all of them) with respect to the Award in one or more amounts up to the Fees that are charged to third party investors of the K-Series Shares underlying the Award, only in the following circumstances: (i) following the time period specified as the “No Fee Period” on the first page of this Certificate; (ii) at any time upon the termination of the Recipient’s Employment for Cause or upon any breach by the Recipient of the Confidentiality and Restrictive Covenant Agreement; or (iii) with the Recipient’s consent.  Any such determination by the General Partner to charge Fees shall be promptly noticed to the appropriate Limited Partner.

5           Transfer and Redemptions

  (a)  The Award may not be Transferred by the Recipient other than pursuant to a coordinated redemption program to be conducted by the Partnership (the “Redemption Program”).  Any other Transfer shall require the prior written consent of the General Partner, which consent may be granted or withheld by the General Partner in its sole discretion.  Any Transfer or attempted Transfer in violation of this Section 5 shall be null and void.

  (b)  The General Partner intends to provide a Redemption Program to permit the Recipient to elect the sale of a specified number and kind of K‑Series Shares subject to the Award.  The Redemption Program is intended to be conducted so that (i) the sale of the K-Series Shares in any given redemption period is aggregated among all electing Limited Partners, (ii) such sales requests are submitted to the issuers of the K-Series Shares for redemption of the underlying K-Series Shares for cash proceeds, subject in all respects to the redemption policies and procedures of the issuers of the K-Series Shares elected by the Recipient to be sold pursuant to the Redemption Program, and (iii) without limitation of the sole discretion of the General Partner to determine the policies and procedures of the Redemption Program, the General Partner shall be entitled to apply a cutback on the aggregate number of K-Series Shares being elected to be redeemed in any amount determined appropriate by the General Partner.  The General Partner reserves all rights to amend, waive or make exceptions to, the terms and conditions of the Redemption Program from time to time.

  (c)  The General Partner may, in its sole discretion, require all or any portion of the Award to be redeemed for cash equal to the most applicable redemption value for the K-Series Shares underlying the Award in the following circumstances:  (i) upon the termination of the Recipient’s Employment for Cause or upon any breach by the Recipient of  Confidentiality and Restrictive Covenant Agreement; (ii) in order to comply with any applicable Law; or (iii) upon a material breach of this Certificate or the Partnership Agreement by the Recipient.

  (d)  The General Partner may, in its sole discretion, provide for a distribution in kind of all or any portion of the K‑Series Shares underlying the Award to the Recipient; provided that the K‑Series Shares shall not bear any Fees unless the provisions of Section 4(b) shall apply.

6           Reduction and Right of Set Off

  (a)  Notwithstanding any other agreement between the Recipient and the KKR Group entered into prior to the execution of this Certificate, the General Partner shall have the right to forfeit, cancel, recoup, reduce or set-off any distribution or payment that is due or payable (or that the General Partner reasonably determines may become due or payable) to the Recipient pursuant to any agreement with the KKR Group (including but not limited to any amounts in connection with the Redemption Program or otherwise in respect of this Award or K-Series Shares underlying this Award), for the purpose of fulfilling any present or future obligation or liability of whatever nature (whether matured or unmatured, absolute or contingent) that the Recipient (or any of its Affiliates) has to make (or that the General Partner reasonably determines may become such an obligation or liability to make) of any payment or contribution to the KKR Group, regardless of whether the payment or contribution is currently due or payable, or may become due or payable in the future, whether in advance of or without adjudication (provided that such General Partner must act in good faith when determining any such reduction or set-off).  The General Partner, Corporation and their respective Affiliates (which include, and are not limited to, KKR Holdings II L.P. and KKR Holdings III L.P.) are expressly authorized to take any and all actions on the Recipient’s behalf (including, without limitation, payment, credit and satisfaction of amounts owed) in connection with the forfeiture, cancellation, recoupment, reduction or set-off of any amount pursuant hereto.

7           Resolution of Disputes

  (a)  Any and all disputes which cannot be settled amicably arising out of, relating to or in connection with the Award shall be finally settled by arbitration in accordance with Section 10.10 of the Partnership Agreement.

8          Miscellaneous

  (a)  The General Partner’s determination, in its sole discretion, of any of the matters set forth in this Certificate shall be final, binding and conclusive when evidenced by a written instrument made by or on behalf of such General Partner and entered into the books and records of the Partnership.  Without limiting the foregoing, any determination of whether the Recipient’s Employment has been terminated or suspended, or whether a notice of termination or suspension of the Recipient’s Employment has been provided or delivered, for purposes of this Certificate shall be made by the General Partner in its sole discretion.

  (b)  Nothing in this Certificate or the Partnership Agreement (i) shall confer on the Recipient any right to continue in the Employment of any member of the KKR Group or (ii) shall limit in any way the right of any member of the KKR Group to terminate the Recipient’s Employment at any time.

  (c)  Each member of the KKR Group is expressly made a third party beneficiary of this Certificate.

  (d)  In the event of a conflict between any provision contained in the Partnership Agreement and this Certificate, the applicable provision of this Certificate shall govern and prevail.

  (e)  This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any governing principles of conflicts of law that would apply the laws of another jurisdiction.

  (f)  This Certificate, together with the Partnership Agreement, contains the entire agreement between the Recipient and the Partnership with respect to the Award and supersedes all oral statements and prior writings with respect hereto.

Appendix B
Confidentiality and Restrictive Covenant Agreement